Exhibit 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS to Present at the Merriman Curhan Ford Investor Summit 2008

Mountain View, Calif, September 9, 2008 – VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced that Timothy Morris, vice president and CFO, will present at the Merriman Curhan Ford Investor Summit at the Mark Hopkins Hotel, San Francisco.

The VIVUS presentation will take place on Monday September 15, 2008 at 9:30 a.m. PT. A live audio webcast and 14-day archive of the presentation will be available at http://ir.vivus.com.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity, diabetes and sexual health. The pipeline includes: Qnexa™, which is in phase 3 for the treatment of obesity and phase 2 for the treatment of type 2 diabetes; Testosterone MDTS®, for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com.

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ:MERR) is a financial services firm focused on fast-growing companies and the institutions who invest in them. The company offers high-quality investment banking, equity research, institutional services, primary market research, asset management and corporate & venture services, and specializes in four growth industry sectors: CleanTech, Consumer/Internet/Media, Health Care and Tech/Telecom. For more information, please go to www.mcfco.com.

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